      Exhibit 15

May 13, 2003

The Board of Directors
Beverly Enterprises, Inc.

We are aware of the incorporation by reference in the Beverly Enterprises, Inc. Registration Statements on Form S-8 (Nos. 333-41671, 333-41669, 333-66026, 333-41673, 333-42131, 333-66018, 333-54734, 333-101318, 333-87290) of our report dated May 6, 2003 relating to the unaudited condensed consolidated interim financial statements of Beverly Enterprises, Inc. included in its Form 10-Q for the quarter ended March 31, 2003.